EXHIBIT 10.52

10.52 – Standard Annual Incentive Deferral Plan Program

2015 Cash-Payable Restricted Share Units

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

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STANDARD ANNUAL INCENTIVE DEFERRAL PLAN PROGRAM

2015 CASH-PAYABLE RESTRICTED SHARE UNITS

AWARD AGREEMENT

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GRANTEE:	[Name]

DESIGNATED MARKER DATE:	March 6, 2015

RESTRICTED SHARE UNITS:	[Number] share units

1. Definitions. Certain terms used in this Standard Annual Incentive Deferral Plan Program 2015 Cash-Payable Restricted Share Units Award Agreement (the “Agreement” or “Award Agreement”) are defined in Section 12 or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc., “Corporation” means PNC and its Consolidated Subsidiaries, “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as amended from time to time, and “Annual Incentive Deferral Plan” means The PNC Financial Services Group, Inc. Annual Incentive Deferral Plan as amended from time to time.

2. Restricted Share Units with Related Dividend Equivalents Award. Pursuant to the Plan and in accordance with the Annual Incentive Deferral Plan, and subject to the terms and conditions of the Award Agreement, PNC awards to the Grantee named above (“Grantee”) a cash-payable share-denominated award opportunity of restricted share units (“Restricted Share Units”) of the number of restricted share units set forth above, together with the opportunity to receive related dividend equivalents to the extent provided herein (“Dividend Equivalents”), payable in cash, with respect to those share units (together, the “Award”). The Award is subject to acceptance by Grantee in accordance with Section 15 and is subject to the terms and conditions of the Award Agreement, including conduct and other conditions and forfeiture provisions, and to the Plan.

3. Terms of Award. For the purpose of determining conduct and other conditions, forfeitures, and other conditions and provisions applicable to each portion of the Restricted Share Units and related Dividend Equivalents under the Award Agreement, the Award is divided into three installments or tranches. This includes the provisions set forth in Section 4 related to Dividend Equivalents and the provisions set forth in Sections 5 and 6 relating to forfeiture, adjustment, vesting and settlement provisions for each tranche.

The three Restricted Share Units and related Dividend Equivalents tranches (each a “Tranche”) are set forth below:

•	one-third of the share units (rounded down to the nearest whole unit) are in the First Tranche;

•	one-half of the remaining share units (rounded down to the nearest whole unit) are in the Second Tranche; and

•	the remainder of the share units are in the Third Tranche.

Restricted Share Units and Dividend Equivalents are not transferable. Restricted Share Units and related Dividend Equivalents are subject to forfeiture and adjustment pursuant to the terms and conditions of the Agreement until vesting of the Restricted Share Units in accordance with the terms of the Agreement.

Restricted Share Units that are not forfeited by Grantee in accordance with the terms of Section 5 and that are still outstanding and vest in accordance with the terms of Section 6 will be settled and paid out in cash pursuant to and in accordance with the terms of that Section 6. Restricted Share Units that are forfeited by Grantee pursuant to and in accordance with the terms of Section 5 will be cancelled without payment of any consideration by PNC.

The right to ongoing Dividend Equivalents is awarded in connection with the Restricted Share Units to which the Dividend Equivalents relate and therefore will terminate, without payment of any consideration by PNC, upon the cancellation or vesting, whichever is applicable, of the Restricted Share Units to which those Dividend Equivalents relate.

4. Dividend Equivalents.

Dividend Equivalents. These Dividend Equivalents are related to the Restricted Share Units, and Dividend Equivalents payments are applicable for the period during which the Tranche of Restricted Share Units to which they relate is outstanding. Dividend Equivalents apply to the period from and after the Designated Marker Date until such time as the applicable Tranche of Restricted Share Units awarded in connection with those Dividend Equivalents either (i) vests pursuant to and in accordance with the terms of Section 6 or (ii) is cancelled upon forfeiture in accordance with the terms of Section 5. At the end of such period (either the vesting date in accordance with Section 6 or cancellation date in accordance with Section 5), the related Dividend Equivalents terminate.

Once the Agreement is effective in accordance with Section 15 and subject to the terms and conditions of this Section 4, the Corporation will make Dividend Equivalents payments to Grantee, where applicable, of cash equivalent to the amounts of the quarterly cash dividends Grantee would have received, if any, had the Restricted Share Units to which such Dividend Equivalents relate been shares of PNC common stock issued and outstanding on the record dates for cash dividends on PNC common stock that occur during the applicable Dividend Equivalents period.

Payment. The Corporation will make Dividend Equivalents payments to Grantee where applicable pursuant to this Section 4 each quarter following the dividend payment date that relates to such record date, if any. Dividend Equivalents will not be payable with respect to a dividend unless the Restricted Share Units to which the Dividend Equivalents relate were outstanding on the dividend record date for such dividend. Such amounts will be paid in cash in accordance with applicable regular payroll practice as in effect from time to time for similarly situated employees within 30 days after the applicable dividend payment date.

Additional Conditions. Dividend Equivalents payments are also subject to the additional conditions set forth below.

After Record Date. Except as otherwise provided in Section 5(b), Section 5(d) or Section 14.8, if the termination of the right to ongoing Dividend Equivalents occurs after the dividend record date for a quarter but before the related dividend payment date, the Corporation will nonetheless make such a quarterly dividend equivalents payment to Grantee with respect to that record date, if any.

Suspensions. Where payment of Dividend Equivalents that would otherwise be made is suspended pursuant to 5(e) pending resolution of a potential forfeiture of the Restricted Share Units, then such payment will be made only if and when the suspension is resolved favorable to Grantee and the Restricted Share Units are not forfeited. No interest will be paid with respect to any suspended payments. If the suspension is resolved adverse to Grantee, both the Restricted Share Units and any suspended Dividend Equivalents payments will be forfeited without payment.

Clawbacks After Payment. Except as otherwise provided in Section 5(c) 5(d), Section 12.12 or Section 14.8, termination or cancellation of the right to ongoing Dividend Equivalents will have no effect on cash payments made pursuant to this Section 4 prior to such termination or cancellation.

5. Forfeiture Provisions; Termination Upon Failure to Meet Applicable Conduct or Other Conditions.

(a) Termination Upon Forfeiture of Units. The Award is subject to the forfeiture provisions set forth in this Section 5. Upon forfeiture and cancellation of a Tranche or Tranches or specified portion thereof, as the case may be, of Restricted Share Units and the right to receive payment with respect to related Dividend Equivalents pursuant to the terms and conditions of this Section 5, the Award will terminate with respect to such Tranche or Tranches, or specified portion thereof, of Restricted Share Units and related Dividend Equivalents, and neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in the Restricted Share Units or the related right to Dividend Equivalents evidenced by the Award Agreement with respect to such Tranche or Tranches, or specified portion thereof, of Restricted Share Units and Related Dividend Equivalents, as applicable.

(b) Termination for Cause. In the event that Grantee’s employment with the Corporation is terminated by the Corporation for Cause prior to the 3rd anniversary of the Designated Marker Date and prior to the occurrence of a Change of Control (as defined in Section 12), if any, then all then outstanding Restricted Share Units, together with the right to receive any payment on or after Grantee’s Termination Date with respect to the related Dividend Equivalents, will be forfeited by Grantee to PNC and cancelled without payment of any consideration by PNC as of Grantee’s Termination Date.

(c) Detrimental Conduct. At any time prior to the date that such Restricted Share Units and related Dividend Equivalents vest in accordance with Section 6 or are forfeited or cancelled pursuant to other provisions of the Award Agreement, Restricted Share Units and Related Dividend Equivalents, or a specified portion thereof, will be forfeited by Grantee to PNC and cancelled, without payment of any consideration by PNC, on the date and to the extent that PNC, acting by a PNC Designated Person (as defined in Section 12), determines in its sole discretion to so cancel all or a specified portion of the Restricted Share Units and related Dividend Equivalents on the basis of its determination that Grantee has engaged in Detrimental Conduct (as defined in Section 12), whether such determination is made during the period of Grantee’s employment with the Corporation or after Grantee’s Termination Date; provided, however, that (i) no determination that Grantee has engaged in Detrimental Conduct may be made on or after the date of Grantee’s death (other than with respect to a Tranche, if any, that does not vest immediately upon death), and Detrimental Conduct will not apply to conduct by or activities of successors to the Restricted Share Units and related Dividend Equivalents by will or the laws of descent and distribution in the event of Grantee’s death; (ii) no determination that Grantee has engaged in Detrimental Conduct may be made between the time PNC enters into an agreement providing for a Change of Control and the time such agreement either terminates or results in a Change of Control; and (iii) no determination that Grantee has engaged in Detrimental Conduct may be made after the occurrence of a Change of Control.

(d) Clawback, Adjustment or Recoupment. Restricted Share Units and related Dividend Equivalents shall be subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under PNC’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Designated Marker Date and to any clawback or recoupment that may be required by applicable law or regulation.

(e) Suspension and Forfeiture Related to Judicial Criminal Proceedings. If any criminal charges are brought against Grantee, in an indictment or in other analogous formal charges commencing judicial criminal proceedings, alleging the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation, then to the extent that the Restricted Share Units or any portion thereof are still outstanding and have not yet vested, the Compensation Committee or its delegate or other PNC Designated Person may determine that the vesting of those Restricted Share Units and any further Dividend Equivalents payments will be suspended.

Any such suspension of vesting will continue until the earliest to occur of the following:

(i) resolution of the criminal proceedings in a manner that results in a conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation;

(ii) resolution of the criminal proceedings in one of the following ways: (i) the charges as they relate to such alleged felony have been dismissed (with or without prejudice); (ii) Grantee has been acquitted of such alleged felony; or (iii) a criminal proceeding relating to such alleged felony has been completed without resolution (for example, as a result of a mistrial) and the relevant time period for recommencing criminal proceedings relating to such alleged felony has expired without any such recommencement;

(iii) Grantee’s death; and

(iv) the occurrence of a Change of Control.

If the suspension is terminated by the occurrence of an event set forth in clause (i) above, those Restricted Share Units, together with all payments with respect to the related Dividend Equivalents that had been suspended, will, upon such occurrence, be automatically forfeited, will not vest or be eligible to vest, and will be cancelled without payment of any consideration by PNC.

If the suspension is terminated by the occurrence of an event set forth in clause (ii), (iii) or (iv) above, then vesting of those Restricted Share Units will proceed in accordance with Section 6, as applicable, any Dividend Equivalents payments that had been suspended will be paid, and payment of ongoing Dividend Equivalents, if any, will resume in accordance with Section 4 as applicable. No interest will be paid with respect to any suspended payments.

6. Vesting and Settlement of Restricted Share Units.

(a) Vesting. Grantee’s outstanding Restricted Share Units will vest upon the earliest to occur of the events set forth in the subclauses below, provided that such Restricted Share Units have not been forfeited prior to such vesting event pursuant to any of the provisions of Section 5 and remain outstanding at that time:

(i)	the 1st anniversary of the Designated Marker Date in the case of the First Tranche share units, the 2nd anniversary of the Designated Marker Date in the case of the Second Tranche share units, and the 3rd anniversary of the Designated Marker Date in the case of the Third Tranche share units, as the case may be; provided, however, that the Grantee continues to be an employee of the Corporation through and including the applicable anniversary of the Designated Marker Date, unless PNC, in its sole discretion, affirmatively consents to vesting the applicable Tranche;

(ii)	the date of Grantee’s death; and

(iii)	the end of the day immediately preceding the day a Change of Control occurs.

Restricted Share Units that have been forfeited by Grantee pursuant to the provisions of Section 5 are not eligible for vesting, will not settle, and will be cancelled without payment of any consideration by PNC.

The Dividend Equivalents period with respect to Dividend Equivalents related to an applicable Tranche of Restricted Share Units, or portion thereof, will end and such Dividend Equivalents will terminate either on the vesting date for such Tranche of Restricted Share Units in accordance with Section 6 or on the cancellation date for such Tranche of Restricted Share Units, or applicable portion thereof, in accordance with Section 5, as the case may be.

(b) Settlement Amount. Outstanding Restricted Share Units that have vested pursuant to the provisions of Section 6(a) will be paid out at the time set forth in Section 6(c) by the payment to Grantee of cash in an amount equal to the number of outstanding vested Restricted Share Units being settled multiplied by the then current Fair Market Value (as defined in Section 12) of a share of PNC common stock on the vesting date (or as of the scheduled payment date pursuant to subsection (2) of the third bullet under Section 6(c) if payment is made pursuant to that provision, as necessary), or in any case as otherwise provided pursuant to Section 8 as applicable.

(c) Payout Timing. Payment will be made to Grantee in settlement of outstanding Restricted Share Units that have vested as soon as practicable after the vesting date set forth in the applicable subclause of Section 6(a) for such units, generally within 30 days but no later than December 31st of the calendar year in which the vesting date occurs, subject to the provisions of the following bullets, if applicable. No interest will be paid with respect to any such payments made pursuant to this Section 6.

•	Where vesting occurs pursuant to Section 6(a)(ii) upon Grantee’s death, payment will be made no later than December 31st of the calendar year in which Grantee’s death occurred or, if later, the 15th day of the 3rd calendar month following the date of Grantee’s death.

•	Where PNC, in its sole discretion, deems the continuous employment requirement to have been satisfied with respect to the applicable Tranche pursuant to Section 6(a)(i), payment will be made as soon as practicable after the date that would have been the scheduled vesting date for such Restricted Share Units and related Dividend Equivalents had they vested pursuant as of the applicable anniversary of the Designated Marker Date pursuant to Section 6(a)(i).

•	Where vesting occurs pursuant to Section 6(a)(iii) due to the occurrence of a Change of Control:

(1)	If, under the circumstances, the Change of Control is a permissible payment event under Section 409A of the U.S. Internal Revenue Code, payment will be made as soon as practicable after the Change of Control date, but in no event later than December 31st of the calendar year in which the Change of Control occurs or, if later, by the 15th day of the third calendar month following the date on which the Change of Control occurs, other than in unusual circumstances where a further delay thereafter would be permitted under Section 409A of the U.S. Internal Revenue Code, and if such a delay is permissible, as soon as practicable within such limits.

(2)	If, under the circumstances, payment at the time of the Change of Control would not comply with Section 409A of the U.S. Internal Revenue Code, then payment will be made as soon as practicable after the date that would have been the scheduled vesting date for such Restricted Share Units had they vested pursuant to Section 6(a)(i) rather than pursuant to Section 6(a)(iii), but in no event later than December 31st of the calendar year in which such scheduled vesting date occurs.

•	Where vesting occurs pursuant to Section 6(a)(iii) due to the occurrence of a Change of Control and payment is scheduled pursuant to subsection (2) of the bullet above for as soon as practicable after the date that would have been the scheduled vesting date for such Restricted Share Units had they vested pursuant to Section 6(a)(i) rather than pursuant to Section 6(a)(iii) but Grantee dies prior to that scheduled payout date, payment will be made no later than December 31st of the calendar year in which Grantee’s death occurred or, if later (but not beyond the end of the calendar year in which the vesting would have occurred pursuant to Section 6(a)(i) had they vested pursuant to Section 6(a)(i) rather than pursuant to Section 6(a)(iii)), the 15th day of the 3rd calendar month following the date of Grantee’s death.

Payment pursuant to the Award will not be made unless and until all applicable tax withholding requirements with respect to such payment have been satisfied.

7. No Rights as Shareholder. Grantee will have no rights as a shareholder of PNC by virtue of this Award.

8. Capital Adjustments.

(a) Except as otherwise provided in Section 8(b), if applicable, if corporate transactions such as stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (“Corporate Transactions”) occur prior to the time, if any, that outstanding vested Restricted Share Units are settled and paid, the Compensation Committee or its delegate shall make those adjustments, if any, in the number, class or kind of Restricted Share Units and related Dividend Equivalents then outstanding under the Award that it deems appropriate in its discretion to reflect Corporate Transactions such that the rights of Grantee are neither enlarged nor diminished as a result of such Corporate Transactions, including without limitation measuring the value per share unit of any share-denominated award amount authorized for payment to Grantee pursuant to Section 6 by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transactions.

All determinations hereunder shall be made by the Compensation Committee or its delegate in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation Grantee.

(b) Upon the occurrence of a Change of Control, (i) the number, class and kind of Restricted Share Units and related Dividend Equivalents then outstanding under the Award will automatically be adjusted to reflect the same changes as are made to outstanding shares of PNC common stock generally, and (ii) the value per share unit of any share-denominated award amount will be measured by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transaction or Transactions if applicable.

9. Prohibitions Against Sale, Assignment, etc.; Payment to Legal Representative.

(a) Restricted Share Units and related Dividend Equivalents may not be sold, assigned, transferred, exchanged, pledged, or otherwise alienated or hypothecated.

(b) If Grantee is deceased at the time any outstanding vested Restricted Share Units are settled and paid out in accordance with the terms of Section 6, such payment shall be made to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by PNC.

(c) Any payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative, or retained by PNC for taxes pursuant to Section 10, shall extinguish all right to payment hereunder.

10. Withholding Taxes.

Where all applicable withholding tax obligations have not previously been satisfied, PNC will, at the time any such obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection therewith from amounts then payable hereunder to Grantee or, if none, from other compensation then payable to Grantee, or as otherwise determined by PNC.

If any such withholding is required prior to the time amounts are payable to Grantee hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to Grantee or as otherwise determined by PNC.

If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding by payment of cash. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection herewith, no additional withholding may be made.

11. Employment. Neither the awarding of the Restricted Share Units and related Dividend Equivalents nor any payment with respect to such Award authorized hereunder nor any term or provision of the Award Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Certain Definitions. Except where the context otherwise indicates, the following definitions apply for purposes of the Agreement.

12.1 “Agreement” or “Award Agreement” means the Standard Annual Incentive Deferral Plan Program 2015 Cash-Payable Restricted Share Units Award Agreement between PNC and Grantee evidencing the Restricted Share Units and related Dividend Equivalents award awarded to Grantee pursuant to the Plan in accordance with the Annual Incentive Deferral Plan.

12.2 “Award” and “Designated Marker Date.”

“Award” means the Restricted Share Units and related Dividend Equivalents award awarded to Grantee pursuant to the Plan in accordance with the Annual Incentive Deferral Plan and evidenced by the Agreement.

“Designated Marker Date” means the Designated Marker Date set forth on page 1 of the Agreement in accordance with the Annual Incentive Deferral Plan.

12.3 “Annual Incentive Deferral Plan” means The PNC Financial Services Group, Inc. Annual Incentive Deferral Plan as amended from time to time.

12.4 “Board” means the Board of Directors of PNC.

12.5 “Cause” and “termination for Cause” mean:

(a) the willful and continued failure of Grantee to substantially perform Grantee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Grantee by PNC that specifically identifies the manner in which it is believed that Grantee has not substantially performed Grantee’s duties;

(b) a material breach by Grantee of (1) any code of conduct of PNC or any code of conduct of a subsidiary of PNC that is applicable to Grantee or (2) other written policy of PNC or other written policy of a subsidiary of PNC that is applicable to Grantee, in either case required by law or established to maintain compliance with applicable law;

(c) any act of fraud, misappropriation, material dishonesty, or embezzlement by Grantee against PNC or any of its subsidiaries or any client or customer of PNC or any of its subsidiaries;

(d) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or entry by Grantee into a pre-trial disposition with respect to, the commission of a felony; or

(e) entry of any order against Grantee, by any governmental body having regulatory authority with respect to the business of PNC or any of its subsidiaries, that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

The cessation of employment of Grantee will be deemed to have been a termination of Grantee’s employment with the Corporation for Cause for purposes of the Agreement only if and when PNC, by PNC’s CEO or any other executive officer of PNC, determines that Grantee is guilty of conduct described in clause (a), (b) or (c) above or that an event described in clause (d) or (e) above has occurred with respect to Grantee and, if so, determines that the termination of Grantee’s employment with the Corporation will be deemed to have been for Cause.

12.6 “CEO” means the chief executive officer of PNC.

12.7 “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of PNC (the “Outstanding PNC Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of PNC entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”); provided, however, that, for purposes of this Section 12.7(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from PNC, (2) any acquisition by PNC, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PNC or any company controlled by, controlling or under common control with PNC (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined in Section 12.7(c)) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock shall not be considered a Change of Control if the Incumbent Board as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PNC’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving PNC or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of PNC, or the acquisition of assets or stock of another entity by PNC or any of its subsidiaries (each, a “Business Combination”), excluding, however, a Business Combination following which all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns PNC or all or substantially all of PNC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(d) Approval by the shareholders of PNC of a complete liquidation or dissolution of PNC.

12.8 “Compensation Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

12.9 “Competitive Activities” means any participation in, employment by, ownership of any equity interest exceeding 1% in, or promotion or organization of, any Person (other than PNC or any of its subsidiaries) engaged in financial services activities, including but not limited to a bank, bank affiliate, broker, dealer, or hedge fund, whether Grantee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein. For purposes of this definition, a subsidiary shall not include companies in which PNC holds an interest pursuant to its merchant banking authority.

12.10 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under U.S. generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the U.S. Internal Revenue Code.

12.11 “Corporation” means PNC and its Consolidated Subsidiaries.

12.12 “Detrimental Conduct” means:

(a) Grantee has engaged, without the prior written consent of PNC (with consent to be given or withheld at PNC’s sole discretion), in any Competitive Activity (as defined in Section 12.9) in the continental United States at any time during the period of Grantee’s employment with the Corporation and extending through (and including) the first (1st) anniversary of the later of (i) Grantee’s Termination Date and, if different, (ii) the first date after Grantee’s Termination Date as of which Grantee ceases to have a service relationship with the Corporation;

(b) any act of fraud, misappropriation, or embezzlement by Grantee against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when the Compensation Committee or other PNC Designated Person, as applicable, determines that Grantee has engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to Grantee and, if so, (1) determines in its sole discretion that Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement and (2) determines in its sole discretion to cancel all or a specified portion of the Restricted Share Units that have not yet vested in accordance with Section 6 and of the Dividend Equivalents related to such Restricted Share Units on the basis of such determination that Grantee has engaged in Detrimental Conduct.

12.13 “Dividend Equivalents” means the opportunity to receive dividend equivalents awarded to Grantee pursuant to the Plan in connection with the Restricted Share Units to which they relate and evidenced by the Award Agreement.

12.14 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means (a) the reported closing price on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, such closing price on the next preceding day for which there were reported trades or, if the Compensation Committee has so acted, (b) fair market value as determined using such other reasonable method adopted by the Compensation Committee in good faith for such purpose that uses actual transactions in PNC common stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied. When determining Fair Market Value under this Award or any currently outstanding award under the Plan held by Grantee, the Fair Market Value will be rounded to the nearest cent.

12.15 “GAAP” or “U.S. generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

12.16 “Grantee” means the person to whom the Restricted Share Units and related Dividend Equivalents award is awarded, and is identified as Grantee on page 1 of the Agreement.

12.17 “Internal Revenue Code” or “U.S. Internal Revenue Code” means the United States Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

12.18 “Person” has the meaning specified in the definition of Change of Control in Section 12.7.

12.19 “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as amended from time to time.

12.20 “Plan Administrator” has the meaning specified in Article III of the Annual Incentive Deferral Plan.

12.21 “PNC” means The PNC Financial Services Group, Inc.

12.22 “PNC Designated Person” or “Designated Person” will be PNC’s CEO, any other executive officer of PNC, or any other individual or group as may be designated in writing by an executive officer of PNC to act as a Designated Person for purposes of the Agreement.

12.23 “Restricted Share Units” means the cash-payable share-denominated award opportunity of the number of restricted share units specified as the Restricted Share Units on page 1 of the Award Agreement, subject to capital adjustments pursuant to Section 8 if any, awarded to Grantee pursuant to the Plan and evidenced by the Award Agreement.

12.24 “SEC” means the United States Securities and Exchange Commission.

12.25 “Section 409A” means Section 409A of the U.S. Internal Revenue Code.

12.26 “Service relationship” or “having a service relationship with the Corporation” means being engaged by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as an employee, consultant, independent contractor, officer, director or advisory director.

12.27 “Termination Date” means Grantee’s last date of employment with the Corporation. If Grantee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under U.S. generally accepted accounting principles and Grantee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Grantee’s employment with the Corporation terminates effective at the time this occurs.

12.28 “Tranche” and “First, Second or Third Tranche” have the meanings specified in Section 3.

13. Grantee Covenants.

13.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 13 and 14 by virtue of receiving this Restricted Share Units with related Dividend Equivalents award (regardless of whether such share units or any portion thereof ultimately vest and settle and regardless of whether any such dividend equivalents are ultimately paid); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

13.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 13.2 while employed by the Corporation and for a period of one year after Grantee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit, call on, do business with, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of Grantee’s Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding Grantee’s Termination Date, or (iii) was, as of Grantee’s Termination Date, considering retention of PNC or any subsidiary to provide any services.

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities.

13.3 Confidentiality. During Grantee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Grantee shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

13.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 13.4 shall be performed by Grantee without further compensation and shall continue beyond Grantee’s Termination Date.

14. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

14.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the Federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

14.2 Equitable Remedies. A breach of the provisions of any of Sections 13.2, 13.3 or 13.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

14.3 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

14.4 Severability. The restrictions and obligations imposed by Sections 13.2, 13.3, 13.4, 14.1 and 14.6 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations shall remain valid and binding upon Grantee.

14.5 Reform. In the event any of Sections 13.2, 13.3 and 13.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

14.6 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 13.2, 13.3 and 13.4.

14.7 Compliance with U.S. Internal Revenue Code Section 409A. It is the intention of the parties that the Award and the Agreement comply with the provisions of Section 409A of the U.S. Internal Revenue Code to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A of the U.S. Internal Revenue Code, Grantee agrees that PNC may, without the consent of Grantee, modify the Agreement and the Award to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code or to provide such payments or benefits in a manner that complies with the provisions of Section 409A of the U.S. Internal Revenue Code such that they will not be taxable thereunder.

14.8 Applicable Law; Clawback, Adjustment or Recoupment. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to Federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries.

Further, to the extent applicable to Grantee, the Award, and any right to receive value pursuant to the Award and to retain any such value, will be subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under PNC’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Designated Marker Date and to any clawback or recoupment that may be required by applicable law or regulation.

14.9 Subject to the Plan and Interpretations. In all respects the Award and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Award and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Compensation Committee, or its delegate or under the authority of the Compensation Committee, or the Plan Administrator, whether made or issued before or after the Designated Marker Date.

14.10 Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

The Agreement constitutes the entire agreement between Grantee and PNC with respect to the subject matters addressed herein, and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties concerning the subject matters hereof.

14.11 Modification. Modifications or adjustments to the terms of this Agreement may be made by PNC as permitted in accordance with the Plan or as provided for in this Agreement. No other modification of the terms of this Agreement shall be effective unless embodied in a separate, subsequent writing signed by Grantee and by an authorized representative of PNC.

15. Acceptance of Award; PNC Right to Cancel; Effectiveness of Agreement.

If Grantee does not accept the Award by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms thereof in any way, within 30 days of receipt by Grantee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Award at any time prior to Grantee’s delivery to PNC of an unaltered and unchanged copy of the Agreement so executed by Grantee. Otherwise, upon such execution and delivery of the Agreement by both PNC and Grantee, the Agreement is effective as of the Designated Marker Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf as of the Designated Marker Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ William S. Demchak

Chief Executive Officer

ATTEST:

By:	/s/ Christi Davis

Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

Grantee

10.52 - 2015 Long-Term Incentive Award Program

Stock-Payable Restricted Share Units

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

* * *

2015 LONG-TERM INCENTIVE AWARD PROGRAM

* * *

STOCK-PAYABLE RESTRICTED SHARE UNITS

AWARD AGREEMENT

* * *

GRANTEE:	[Name]

AWARD GRANT DATE:	, 2015

RESTRICTED SHARE UNITS:	[ Whole number ] share units

1. Definitions. Certain terms used in this Stock-Payable Restricted Share Units Award Agreement (the “Agreement” or “Award Agreement”) are defined in Section 12 or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc., “Corporation” means PNC and its Consolidated Subsidiaries, and “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as amended from time to time.

2. Restricted Share Units with Related Dividend Equivalents Award. Pursuant to the Plan and subject to the terms and conditions of the Agreement, PNC grants to the Grantee named above (“Grantee”) a Share-denominated award opportunity of stock-payable restricted share units (“Restricted Share Units” or “RSUs”) of the number of restricted share units set forth above, together with the opportunity to receive related dividend equivalents to the extent provided herein (“Dividend Equivalents”), payable in cash, with respect to those share units (together, the “Award”). The Award is subject to acceptance by Grantee in accordance with Section 15 and is subject to the terms and conditions of the Award Agreement, including service requirements, conduct and other conditions and adjustments and forfeiture provisions, and to the Plan.

3. Terms of Award. The Award is subject to the terms and conditions set forth in the Award Agreement and to the Plan.

Restricted Share Units and Dividend Equivalents are not transferable. Restricted Share Units and related Dividend Equivalents are subject to forfeiture and adjustment pursuant to and in accordance with the applicable service, conduct and other terms and conditions of the Award Agreement.

Restricted Share Units that are not forfeited in accordance with the terms of Section 5, that vest in accordance with the terms of Section 6, and that remain outstanding will be settled and paid out, generally in shares of PNC common stock, all pursuant to and in accordance with the terms of Section 6 and subject to Section 8. Restricted Share Units that are forfeited pursuant to and in accordance with the terms of the service, conduct or other provisions of Section 5 will be cancelled without payment of any consideration by PNC.

The right to ongoing Dividend Equivalents is granted in connection with the Restricted Share Units to which those Dividend Equivalents relate and therefore will terminate, without payment of any consideration by PNC, upon the cancellation or vesting, as applicable, of the Restricted Share Units to which those Dividend Equivalents relate.

4. Dividend Equivalents.

Dividend Equivalents.

These Dividend Equivalents are related to the Restricted Share Units, and Dividend Equivalents payments are applicable for the period during which the Restricted Share Units to which they relate are outstanding. Dividend Equivalents apply to the period from and after the Award Grant Date until such time as the Restricted Share Units granted in connection with those Dividend Equivalents (i) vest pursuant to and in accordance with the terms of Section 6 or (ii) are cancelled upon forfeiture in accordance with the terms of Section 5. At the end of such period (the vesting date in accordance with Section 6 or cancellation date in accordance with Section 5, as applicable), the related Dividend Equivalents terminate.

Once the Agreement is effective in accordance with Section 15 and subject to the terms and conditions of this Section 4, the Corporation will make Dividend Equivalents payments to Grantee, where applicable, of cash equivalent to the amounts of the quarterly cash dividends Grantee would have received, if any, had the Restricted Share Units to which such Dividend Equivalents relate been shares of PNC common stock issued and outstanding on the record dates for cash dividends on PNC common stock that occur during the applicable Dividend Equivalents period.

Payment.

The Corporation will make Dividend Equivalents payments to Grantee where applicable pursuant to this Section 4 each quarter following the dividend payment date that relates to such record date, if any. Dividend Equivalents will not be payable with respect to a dividend unless the Restricted Share Units to which the Dividend Equivalents relate were outstanding on the dividend record date for such dividend. Such amounts will be paid in cash in accordance with applicable regular payroll practice as in effect from time to time for similarly situated employees within 30 days after the applicable dividend payment date.

Additional Conditions.

Dividend Equivalents payments are also subject to the additional conditions set forth below.

After Record Date. Except as otherwise provided in Section 5.4(a) (Termination for Cause), Section 5.6 (Clawback, Adjustment or Recoupment), or Section 14.9 (Applicable Law; Clawback, Adjustment or Recoupment), if the termination of the right to ongoing Dividend Equivalents occurs after the dividend record date for a quarter but before the related dividend payment date, the Corporation will nonetheless make such a quarterly dividend equivalents payment to Grantee with respect to that record date, if any.

Suspensions. Where payment of Dividend Equivalents that would otherwise be made is suspended pursuant to Section 5.3 or pursuant to Section 5.5 pending resolution of a potential forfeiture of the Restricted Share Units, then such payment will be made only if and when the suspension is resolved favorable to Grantee and the Restricted Share Units are not forfeited. No interest will be paid with respect to any suspended payments. If the suspension is resolved adverse to Grantee, both the Restricted Share Units and any suspended Dividend Equivalents payments will be forfeited without payment.

Clawbacks After Payment. Except as otherwise provided in Section 5.4(b) (Detrimental Conduct), Section 5.6 (Clawback, Adjustment or Recoupment), Section 12.11 (Definitions - Detrimental Conduct), or Section 14.9 (Applicable Law; Clawback, Adjustment or Recoupment), termination or cancellation of the right to ongoing Dividend Equivalents will have no effect on cash payments made pursuant to this Section 4 prior to such termination or cancellation.

5. Forfeiture Provisions; Termination Upon Failure to Meet Applicable Conditions.

5.1 Termination Upon Forfeiture of Units. The Award is subject to the forfeiture provisions set forth in this Section 5. Upon forfeiture and cancellation of the Restricted Share Units, or specified portion thereof, and the right to receive payment with respect to the Dividend Equivalents related to such Restricted Share Units pursuant to the terms and conditions of this Section 5, the Award will terminate with respect to such Restricted Share Units and related Dividend Equivalents, or specified portion thereof, and neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in such Restricted Share Units or the related right to Dividend Equivalents evidenced by the Award Agreement.

5.2 Service Requirements. Grantee will meet the service requirements of the Award with respect to the Restricted Share Units, or applicable portion thereof if so specified, if Grantee meets the conditions of any of the subclauses below. If more than one of the following subclauses is applicable with respect to those Restricted Share Units, Grantee will have met the service requirements for such RSUs upon the first to occur of such conditions.

(i)	Grantee continues to be an employee of the Corporation through and including the day immediately preceding the 3rd anniversary of the Award Grant Date.

(ii)	Grantee ceases to be an employee of the Corporation by reason of Grantee’s death.

(iii)	Grantee continues to be an employee of the Corporation until such time as Grantee’s employment is terminated by the Corporation by reason of Grantee’s Disability (as defined in Section 12) and not for Cause (as defined in Section 12) (a “Qualifying Disability Termination”).

(iv)	Grantee continues to be employed by the Corporation until such time as Grantee Retires (as defined in Section 12) provided that such Retirement Date occurs no earlier than the 1st anniversary of the Award Grant Date and such Retirement is a Qualifying Retirement Termination of employment as defined below and where Grantee’s employment was not terminated by the Corporation for Cause.

(v)	Grantee continues to be employed by the Corporation until such time as Grantee’s employment with the Corporation is terminated by the Corporation and such termination is an Anticipatory Termination (as defined in Section 12) (a “Qualifying Anticipatory Termination”).

(vi)	Grantee continues to be employed by the Corporation through the day immediately prior to the date a Change of Control (as defined in Section 12) occurs.

(vii)	The Compensation Committee (as defined in Section 12) or its delegate or other PNC Designated Person (as defined in Section 12) determines, in its sole discretion and prior to Grantee’s Termination Date, that, with respect to all or a specified portion of Grantee’s then outstanding Restricted Share Units that have not yet vested, the service requirements will be deemed to have been satisfied with respect to such share units; provided that if the Compensation Committee or its delegate or other PNC Designated Person determines, in its sole discretion, that such deemed satisfaction of the service requirements shall be subject to any accompanying restrictions, terms or conditions, then such conditions shall have been timely satisfied (or shall be deemed to have been timely satisfied upon the earlier occurrence of Grantee’s death or of a Change of Control) no later than by the end of the day immediately preceding the 3rd anniversary of the Award Grant Date.

Qualifying Retirement Termination. Grantee’s termination of employment will be considered to be a “Qualifying Retirement Termination” for purposes of this Award if all of the following conditions are met:

(1)	Grantee’s termination of employment is a Retirement (as defined in Section 12);

(2)	Grantee’s employment was not terminated by the Corporation for Cause (as defined in Section 12); and

(3)	Grantee’s termination of employment occurs on or after the 1st anniversary of the Award Grant Date.

5.3 Forfeiture Upon Failure to Meet Service Requirements.

(a) Except as otherwise provided in subsection (b) below, if, at the time Grantee ceases to be employed by the Corporation, Grantee has failed to meet the service requirements with respect to all or a portion of the Award as set forth in Section 5.2 prior to or as of Grantee’s Termination Date (as defined in Section 12), then all such outstanding Restricted Share Units that have so failed to meet such service requirements, together with the right to receive any payment on or after Grantee’s Termination Date, except as otherwise provided in Section 4, with respect to the Dividend Equivalents related to those Restricted Share Units, will be forfeited and cancelled without payment of any consideration by PNC as of Grantee’s Termination Date.

(b) If, at the time Grantee ceases to be employed by the Corporation, Grantee could still satisfy the service requirements for all or a portion of the Award pursuant to Section 5.2(vii) provided that Grantee satisfies all of the conditions, if any, required by the Compensation Committee or its delegate or other PNC Designated Person for such provision to apply within the time so specified by the Compensation Committee or its delegate or other PNC Designated Person and/or that provision, then the potential forfeiture of that portion of the Award for failure to meet the service requirements set forth in Section 5.2 (and payment with respect to Dividend Equivalents with respect to that portion of the Award) will be suspended until the earliest to occur of the following: (1) Grantee’s failing to meet the service requirements of Section 5.2 upon the failure to satisfy such conditions at all or to satisfy such conditions within any time period specified by the Compensation Committee or its delegate or other PNC Designated Person for such purpose or, if earlier or if no such time period is specified by the Compensation Committee or its delegate or other PNC Designated Person, within the time period otherwise specified in such provision (i.e., no later than by the end of the day immediately preceding the 3rd anniversary of the Award Grant Date); (2) the timely satisfaction of such conditions, if any, such that Grantee is considered to have met the service requirements of Section 5.2 for purposes of that portion of the Award; (3) Grantee’s death; or (4) the occurrence of a Change of Control.

If such suspension is resolved adverse to Grantee pursuant to clause (1) above, then all such outstanding Restricted Share Units, together with all payments with respect to the related Dividend Equivalents that had been suspended pending such resolution, will be automatically forfeited and cancelled without payment of any consideration by PNC, effective as of Grantee’s Termination Date.

If such suspension is resolved pursuant to clause (2) above or by the occurrence of an event set forth in clause (3) or (4) above, then vesting of such Restricted Share Units will proceed in accordance with Section 6, as applicable, any Dividend Equivalents payments that had been suspended shall be paid, and payment of ongoing Dividend Equivalents, if any, shall resume in accordance with Section 4 as applicable. No interest shall be paid with respect to any suspended payments.

5.4 Forfeiture Upon Termination for Cause or Pursuant to Detrimental Conduct Provisions.

(a) Termination for Cause. In the event that Grantee’s employment with the Corporation is terminated by the Corporation for Cause prior to the 3rd anniversary of the Award Grant Date and prior to the occurrence of a Change of Control, if any, then all then outstanding Restricted Share Units, together with the right to receive any payment on or after Grantee’s Termination Date with respect to the Dividend Equivalents related to those Restricted Share Units, will be forfeited and cancelled without payment of any consideration by PNC as of Grantee’s Termination Date.

(b) Detrimental Conduct. At any time prior to the date that such Restricted Share Units vest in accordance with Section 6, Restricted Share Units, or specified portion thereof, and related Dividend Equivalents, including Dividend Equivalents that may already have been paid to Grantee, will be forfeited and cancelled, without payment of any consideration by PNC, on the date and to the extent that PNC, acting by the Compensation Committee or its delegate or other PNC Designated Person (as defined in Section 12), as applicable, (1) determines in its sole discretion that Grantee has engaged in Detrimental Conduct (as defined in Section 12), and, if so, (2) determines in its sole discretion to so cancel all or a specified portion of the Restricted Share Units that have not yet vested in accordance with Section 6 and of the Dividend Equivalents related to such Restricted Share Units, including Dividend Equivalents related to such Restricted Share Units that may already have been paid to Grantee, on the basis of such determination that Grantee has engaged in Detrimental Conduct as set forth in Section 12.11, whether such determination is made during the period of Grantee’s employment with the Corporation or after Grantee’s Termination Date; provided, however, that (i) no determination that Grantee has engaged in Detrimental Conduct may be made on or after the date of Grantee’s death and Detrimental Conduct will not apply to conduct by or activities of successors to the Restricted Share Units and related Dividend Equivalents by will or the laws of descent and distribution in the event of Grantee’s death; (ii) in the event that Grantee’s termination of employment was a Qualifying Anticipatory Termination, no determination that Grantee has engaged in Detrimental Conduct may be made on or after Grantee’s Termination Date; (iii) no determination that Grantee has engaged in Detrimental Conduct may be made between the time PNC enters into an agreement providing for a Change of Control and the time such agreement either terminates or results in a Change of Control; and (iv) no determination that Grantee has engaged in Detrimental Conduct may be made after the occurrence of a Change of Control.

5.5 Suspension and Forfeiture Related to Judicial Criminal Proceedings. If any criminal charges are brought against Grantee, in an indictment or in other analogous formal charges commencing judicial criminal proceedings, alleging the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation, then to the extent that the Restricted Share Units or any portion thereof are still outstanding and have not yet vested, the Compensation Committee or its delegate or other PNC Designated Person may determine that the vesting of those Restricted Share Units and any further Dividend Equivalents payments will be suspended.

Any such suspension of vesting will continue until the earliest to occur of the following:

(1) resolution of the criminal proceedings in a manner that results in a conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation;

(2) resolution of the criminal proceedings in one of the following ways: (i) the charges as they relate to such alleged felony have been dismissed (with or without prejudice); (ii) Grantee has been acquitted of such alleged felony; or (iii) a criminal proceeding relating to such alleged felony has been completed without resolution (for example, as a result of a mistrial) and the relevant time period for recommencing criminal proceedings relating to such alleged felony has expired without any such recommencement;

(3) Grantee’s death; and

(4) the occurrence of a Change of Control.

If the suspension is terminated by the occurrence of an event set forth in clause (1) above, those Restricted Share Units, together with all payments with respect to the related Dividend Equivalents that had been suspended, will, upon such occurrence, be automatically forfeited, will not vest or be eligible to vest, and will be cancelled without payment of any consideration by PNC.

If the suspension is terminated by the occurrence of an event set forth in clause (2), (3) or (4) above, then vesting of those Restricted Share Units will proceed in accordance with Section 6, as applicable, any Dividend Equivalents payments that had been suspended will be paid, and payment of ongoing Dividend Equivalents, if any, will resume in accordance with Section 4 as applicable. No interest will be paid with respect to any suspended payments.

5.6 Clawback, Adjustment or Recoupment. Restricted Share Units and related Dividend Equivalents shall be subject to rescission, cancellation or recoupment, in whole or in part, if, when and to the extent so provided under PNC’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Award Grant Date and to any clawback or recoupment that may be required by applicable law or regulation.

6. Vesting and Settlement of Restricted Share Units.

6.1 Vesting. Grantee’s outstanding Restricted Share Units will vest upon the earliest to occur of the events set forth in the subclauses below, provided that those Restricted Share Units have not been forfeited prior to such vesting event pursuant to any of the provisions of Section 5 and remain outstanding at that time:

(i)	the 3rd anniversary of the Award Grant Date or, if later, on the date as of which any suspension imposed with respect to those Restricted Share Units pursuant to Section 5.5 is lifted without forfeiture of such share units and they vest, as applicable;

(ii)	the date of Grantee’s death; and

(iii)	the end of the day immediately preceding the day a Change of Control occurs.

Restricted Share Units that have been forfeited pursuant to the provisions of Section 5 are not eligible for vesting, will not settle and will be cancelled without payment of any consideration by PNC.

The period during which Dividend Equivalents will be paid with respect to the Dividend Equivalents related to such Restricted Share Units will end and such Dividend Equivalents will terminate on the vesting date for such Restricted Share Units in accordance with Section 6 or on the cancellation date for such Restricted Share Units in accordance with Section 5, as applicable.

6.2 Settlement. Restricted Share Units that have vested pursuant to the applicable provisions of Section 6.1 and that remain outstanding will be paid out at the time set forth in Section 6.3 either by delivery to Grantee of that number of whole shares of PNC common stock equal to the number of outstanding vested Restricted Share Units being settled or as otherwise provided pursuant to Section 8 if applicable.

No fractional shares will be delivered to Grantee. If the outstanding vested Restricted Share Units being settled include a fractional interest, such fractional interest will be eliminated by rounding down to the nearest whole share unit.

6.3 Payout Timing. Payment will be made to Grantee in settlement of Restricted Share Units that have vested and remain outstanding as soon as practicable after the vesting date set forth in the applicable subclause of Section 6.1 for such Restricted Share Units, generally within 30 days but no later than December 31st of the calendar year in which the vesting date occurs, subject to the provisions of the following bullets, if applicable. No interest will be paid with respect to any such payments made pursuant to this Section 6.

•	In the event that the vesting date pursuant to Section 6.1(i) is the date as of which any suspension imposed pursuant to Section 5.5 is lifted, payment will be made no later than the earlier of (a) 30 days after the vesting date and (b) December 31st of the calendar year in which the vesting date occurs.

•	Where vesting occurs pursuant to Section 6.1(ii) upon Grantee’s death, payment will be made no later than December 31st of the calendar year in which Grantee’s death occurred or, if later, the 15th day of the 3rd calendar month following the date of Grantee’s death.

•	Where vesting occurs pursuant to Section 6.1(iii) due to the occurrence of a Change of Control:

(1)	If, under the circumstances, the Change of Control is a permissible payment event under Section 409A of the U.S. Internal Revenue Code, payment will be made as soon as practicable after the Change of Control date, but in no event later than December 31st of the calendar year in which the Change of Control occurs or, if later, by the 15th day of the third calendar month following the date on which the Change of Control occurs, other than in unusual circumstances where a further delay thereafter would be permitted under Section 409A of the U.S. Internal Revenue Code, and if such a delay is permissible, as soon as practicable within such limits.

(2)	If, under the circumstances, payment at the time of the Change of Control would not comply with Section 409A of the U.S. Internal Revenue Code, then payment will be made as soon as practicable after the 3rd anniversary of the Award Grant Date (the date that would have been the scheduled vesting date for such Restricted Share Units had they vested pursuant to Section 6.1(i) rather than pursuant to Section 6.1(iii)), but in no event later than December 31st of the calendar year in which such scheduled vesting date occurs.

•

Where vesting occurs pursuant to Section 6.1(iii) due to the occurrence of a Change of Control and payment is scheduled, pursuant to subsection (2) of the bullet above, for as soon as practicable after the 3rd anniversary of the Award Grant Date, but Grantee dies prior to that scheduled payout date, payment will be made no later than December 31st of the calendar year in which Grantee’s death occurred or, if later but not beyond the end of the calendar year in which the 3rd anniversary of the Award Grant Date occurs, the 15th day of the 3rd calendar month following the date of Grantee’s death.

Delivery of shares and/or other payment pursuant to the Award will not be made unless and until all applicable tax withholding requirements with respect to such payment have been satisfied in accordance with Section 10.

If there is a dispute regarding payment of a final award amount, PNC will settle the undisputed portion of the award amount, if any, within the time frame set forth above in this Section 6.3, and will settle any remaining portion as soon as practicable after such dispute is finally resolved but in any event within the time period permitted under Section 409A of the U.S. Internal Revenue Code.

7. No Rights as Shareholder Until Issuance of Shares. Grantee will have no rights as a shareholder of PNC by virtue of this Award unless and until shares of PNC common stock are issued and delivered in settlement of outstanding vested Restricted Share Units pursuant to and in accordance with Section 6.

8. Capital Adjustments.

8.1 Except as otherwise provided in Section 8.2, if applicable, if corporate transactions such as stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (“Corporate Transactions”) occur prior to the time, if any, that outstanding vested Restricted Share Units are settled and paid, the Compensation Committee or its delegate shall make those adjustments, if any, in the number, class or kind of Restricted Share Units and related Dividend Equivalents then outstanding under the Award that it deems appropriate in its discretion to reflect Corporate Transactions such that the rights of Grantee are neither enlarged nor diminished as a result of such Corporate Transactions, including without limitation (a) measuring the value per share unit of any share-denominated award amount authorized for payment to Grantee pursuant to Section 6 by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transactions and (b) authorizing payment of the entire value of any award amount authorized for payment to Grantee pursuant to Section 6 to be paid in cash at the applicable time specified in Section 6.

All determinations hereunder will be made by the Compensation Committee or its delegate in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation Grantee.

8.2 Upon the occurrence of a Change of Control, (a) the number, class and kind of Restricted Share Units and related Dividend Equivalents then outstanding under the Award will automatically be adjusted to reflect the same changes as are made to outstanding shares of PNC common stock generally, (b) the value per share unit of any share-denominated award amount will be measured by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such

Corporate Transaction or Transactions if applicable, and (c) if the effect of the Corporate Transaction or Transactions on a PNC common shareholder is to convert that shareholder’s holdings into consideration that does not consist solely (other than as to a minimal amount) of shares of PNC common stock, then the entire value of any payment to be made to Grantee pursuant to Section 6 will be made solely in cash at the applicable time specified by Section 6.

9. Prohibitions Against Sale, Assignment, etc.; Payment to Legal Representative.

(a) Restricted Share Units and related Dividend Equivalents may not be sold, assigned, transferred, exchanged, pledged, or otherwise alienated or hypothecated.

(b) If Grantee is deceased at the time any outstanding vested Restricted Share Units are settled and paid out in accordance with the terms of Section 6, such delivery of shares and/or other payment will be made to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by PNC.

(c) Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative, or retained by PNC for taxes pursuant to Section 10, will extinguish all right to payment hereunder.

10. Withholding Taxes. Where all applicable withholding tax obligations have not previously been satisfied, PNC will, at the time any such obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection therewith from amounts then payable hereunder to Grantee or, if none, from other compensation then payable to Grantee, or as otherwise determined by PNC.

Unless the Compensation Committee or its delegate or other PNC Designated Person determines otherwise, the Corporation will retain whole shares of PNC common stock from any amounts then payable to Grantee hereunder or pursuant to any other Restricted Share Units previously awarded to Grantee under the Plan, in the form of shares of PNC common stock, and will withhold cash from any amounts then payable to Grantee hereunder that are settled in cash.

If any such withholding is required prior to the time amounts are payable to Grantee hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to Grantee or as otherwise determined by PNC.

For purposes of this Section 10, shares of PNC common stock retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value (as defined in Section 12) on the date the tax withholding obligation arises.

If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding by payment of cash. The Corporation will not retain Shares for this purpose. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection herewith, no additional withholding may be made.

11. Employment. Neither the granting of the Restricted Share Units and related Dividend Equivalents award nor any payment with respect to such Award authorized hereunder nor any term or provision of the Award Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Certain Definitions. Except where the context otherwise indicates, the following definitions apply for purposes of the Agreement.

12.1 “Agreement,” “Award Agreement;” “Award;” “Award Grant Date.”

“Agreement” or “Award Agreement” means the Stock-Payable Restricted Share Units Award Agreement between PNC and Grantee evidencing the Restricted Share Units with related Dividend Equivalents award granted to Grantee pursuant to the Plan.

“Award” means the Restricted Share Units with related Dividend Equivalents award granted to Grantee pursuant to the Plan and evidenced by the Award Agreement.

“Award Grant Date” means the Award Grant Date set forth on page 1 of the Award Agreement and is the date as of which the Restricted Share Units and related Dividend Equivalents are authorized to be granted by the Compensation Committee or its delegate in accordance with the Plan.

12.2 “Anticipatory Termination” If Grantee’s employment with the Corporation is terminated by the Corporation other than for Cause as defined in this Section 12.2, death or Disability prior to the date on which a Change of Control occurs, and if it is reasonably demonstrated by Grantee that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, such a termination of employment is an “Anticipatory Termination.”

For purposes of this Section 12.2, “Cause” shall mean:

(a) the willful and continued failure of Grantee to substantially perform Grantee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that Grantee has not substantially performed Grantee’s duties; or

(b) the willful engaging by Grantee in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries.

For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of Grantee, shall be considered willful unless it is done, or omitted to be done, by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or Grantee’s superior or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Corporation.

The cessation of employment of Grantee will be deemed to be a termination of Grantee’s employment with the Corporation for Cause for purposes of this Section 12.2 only if and when there shall have been delivered to Grantee, as part of the notice of Grantee’s termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, Grantee is guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (i) reasonable notice of such Board meeting is provided to Grantee, together with written notice that PNC believes that Grantee is guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail, and (ii) Grantee is given an opportunity, together with counsel, to be heard before the Board.

12.3 “Board” means the Board of Directors of PNC.

12.4 “Cause” and “termination for Cause.”

Except as otherwise required by Section 12.2 in connection with the definition of Anticipatory Termination set forth therein, “Cause” means:

(a) the willful and continued failure of Grantee to substantially perform Grantee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Grantee by PNC that specifically identifies the manner in which it is believed that Grantee has not substantially performed Grantee’s duties;

(b) a material breach by Grantee of (1) any code of conduct of PNC or any code of conduct of a subsidiary of PNC that is applicable to Grantee or (2) other written policy of PNC or other written policy of a subsidiary of PNC that is applicable to Grantee, in either case required by law or established to maintain compliance with applicable law;

(c) any act of fraud, misappropriation, material dishonesty, or embezzlement by Grantee against PNC or any of its subsidiaries or any client or customer of PNC or any of its subsidiaries;

(d) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or entry by Grantee into a pre-trial disposition with respect to, the commission of a felony; or

(e) entry of any order against Grantee, by any governmental body having regulatory authority with respect to the business of PNC or any of its subsidiaries, that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

The cessation of employment of Grantee will be deemed to have been a termination of Grantee’s employment with the Corporation for Cause for purposes of the Agreement only if and when PNC, by PNC’s CEO or his or her designee (or, if Grantee is the CEO, the Board), determines that Grantee is guilty of conduct described in clause (a), (b) or (c) above or that an event described in clause (d) or (e) above has occurred with respect to Grantee and, if so, determines that the termination of Grantee’s employment with the Corporation will be deemed to have been for Cause.

12.5 “CEO” means the chief executive officer of PNC.

12.6 “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of PNC (the “Outstanding PNC Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of PNC entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”); provided, however, that, for purposes of this Section 12.6(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from PNC, (2) any acquisition by PNC, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PNC or any company controlled by, controlling or under common control with PNC (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined in Section 12.6(c)) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock shall not be considered a Change of Control if the Incumbent Board as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PNC’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving PNC or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of PNC, or the acquisition of assets or stock of another entity by PNC or any of its subsidiaries (each, a “Business Combination”), excluding, however, a Business Combination following which all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns PNC or all or substantially all of PNC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(d) Approval by the shareholders of PNC of a complete liquidation or dissolution of PNC.

12.7 “Compensation Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

12.8 “Competitive Activity.”

“Competitive Activity” while Grantee is an employee of the Corporation means any participation in, employment by, ownership of any equity interest exceeding one percent (1%) in, or promotion or organization of, any Person other than PNC or any of its subsidiaries (1) engaged in business activities similar to some or all of the business activities of PNC or any subsidiary or (2) engaged in business activities that Grantee knows PNC or any subsidiary intends to enter within the next twelve (12) months, in either case whether Grantee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

“Competitive Activity” on or after Grantee’s Termination Date means any participation in, employment by, ownership of any equity interest exceeding one percent (1%) in, or promotion or organization of, any Person other than PNC or any of its subsidiaries (a) engaged in business activities similar to some or all of the business activities of PNC or any subsidiary as of Grantee’s Termination Date or (b) engaged in business activities that Grantee knows PNC or any subsidiary intends to enter within the first twelve (12) months after Grantee’s Termination Date or, if later and if applicable, after the date specified in subsection (a), clause (ii) of the definition of Detrimental Conduct in Section 12.11, in either case whether Grantee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

For purposes of Competitive Activity as defined in this Section 12.8, and for purposes of the definition of competitive activity in any other PNC restricted share unit or in any PNC restricted stock, stock option, or other equity-based award or awards held by Grantee, however, the term subsidiary or subsidiaries shall not include companies in which the Corporation holds an interest pursuant to its merchant banking authority.

12.9 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under U.S. generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the U.S. Internal Revenue Code.

12.10 “Corporation” means PNC and its Consolidated Subsidiaries.

12.11 “Detrimental Conduct” means:

(a) Grantee has engaged, without the prior written consent of PNC (with consent to be given or withheld at PNC’s sole discretion), in any Competitive Activity as defined in Section 12.8 in the continental United States at any time during the period of Grantee’s employment with the Corporation and extending through (and including) the first (1st) anniversary of the later of (i) Grantee’s Termination Date and, if different, (ii) the first date after Grantee’s Termination Date as of which Grantee ceases to have a service relationship with the Corporation;

(b) any act of fraud, misappropriation, or embezzlement by Grantee against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when the Compensation Committee or its delegate or other PNC Designated Person, as applicable, determines that Grantee has engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to Grantee and, if so, (1) determines in its sole discretion that Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement and (2) determines in its sole discretion to cancel all or a specified portion of the Restricted Share Units that have not yet vested in accordance with Section 6 and of the Dividend Equivalents related to such Restricted Share Units, including Dividend Equivalents related to such Restricted Share Units that may already have been paid to Grantee, on the basis of such determination that Grantee has engaged in Detrimental Conduct.

12.12 “Disabled” or “Disability” means, except as may otherwise be required by Section 409A of the U.S. Internal Revenue Code, that Grantee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving (and has received for at least three months) income replacement benefits under any Corporation-sponsored disability benefit plan. If Grantee has been determined to be eligible for U.S. Social Security disability benefits, Grantee will be presumed to be Disabled as defined herein.

12.13 “Dividend Equivalents” means the opportunity to receive dividend equivalents granted to Grantee pursuant to the Plan in connection with the Restricted Share Units to which they relate and evidenced by the Award Agreement.

12.14 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means (a) the reported closing price on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, such closing price on the next preceding day for which there were reported trades or, if the Compensation Committee has so acted, (b) fair market value as determined using such other reasonable method adopted by the Compensation Committee in good faith for such purpose that uses actual transactions in PNC common stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied. When determining Fair Market Value under this Award or any currently outstanding award under the Plan held by Grantee, the Fair Market Value will be rounded to the nearest cent.

12.15 “GAAP” or “U.S. generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

12.16 “Grantee” means the person to whom the Restricted Share Units with related Dividend Equivalents award is granted and is identified as Grantee on page 1 of the Agreement.

12.17 “Internal Revenue Code” or “U.S. Internal Revenue Code” means the United States Internal Revenue Code of 1986 as amended and the rules and regulations promulgated thereunder.

12.18 “Person” has the meaning specified in the definition of Change of Control in Section 12.6(a).

12.19 “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan as amended from time to time.

12.20 “PNC” means The PNC Financial Services Group, Inc.

12.21 “PNC Designated Person” or “Designated Person” will be: (a) the Compensation Committee or its delegate if Grantee is (or was when Grantee ceased to be an employee of the Corporation) either a member of the Corporate Executive Group (or equivalent successor classification) or subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities (or both); or (b) the Compensation Committee, the CEO, or the Chief Human Resources Officer of PNC, or any other individual or group as may be designated by one of the foregoing to act as Designated Person for purposes of the Agreement.

12.22 “Qualifying Disability Termination,” “Qualifying Anticipatory Termination” and “Qualifying Retirement Termination” have the respective meanings specified in Section 5.2.

12.23 “Restricted Share Units” or “RSUs” means the Share-denominated award opportunity of the number of restricted share units specified as the Restricted Share Units on page 1 of the Award Agreement, subject to capital adjustments pursuant to Section 8 if any, granted to Grantee pursuant to the Plan and evidenced by the Award Agreement.

12.24 “Retires” or “Retirement.” Grantee “Retires” if Grantee’s employment with the Corporation terminates at any time and for any reason (other than termination by reason of Grantee’s death or by the Corporation for Cause and, if the Compensation Committee or the CEO or his or her designee so determines prior to such divestiture, other than by reason of termination in connection with a divestiture of assets or a divestiture of one or more subsidiaries of the Corporation) on or after the first date on which Grantee has both attained at least age fifty-five (55) and completed five (5) years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan.

If Grantee “Retires” as defined herein, the termination of Grantee’s employment with the Corporation is sometimes referred to as “Retirement” and such Grantee’s Termination Date is sometimes also referred to as Grantee’s “Retirement Date.”

12.25 “Retiree.” Grantee is sometimes referred to as a “Retiree” if Grantee Retires, as defined in Section 12.24.

12.26 “SEC” means the United States Securities and Exchange Commission.

12.27 “Section 409A” means Section 409A of the U.S. Internal Revenue Code.

12.28 “Service relationship” or “having a service relationship with the Corporation” means being engaged by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as an employee, consultant, independent contractor, officer, director or advisory director.

12.29 “Share” means a share of PNC common stock.

12.30 “Termination Date” means Grantee’s last date of employment with the Corporation. If Grantee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under U.S. generally accepted accounting principles and Grantee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Grantee’s employment with the Corporation terminates effective at the time this occurs.

13. Grantee Covenants.

13.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 13 and 14 by virtue of receiving this Restricted Share Units with related Dividend Equivalents award (regardless of whether such share units or any portion thereof are ultimately settled and regardless of whether any such dividend equivalents are ultimately paid); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

13.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 13.2 while employed by the Corporation and for a period of one year after Grantee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit, call on, do business with, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of Grantee’s Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding Grantee’s Termination Date, or (iii) was, as of Grantee’s Termination Date, considering retention of PNC or any subsidiary to provide any services.

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities.

Notwithstanding the above, if Grantee’s employment with the Corporation is terminated by the Corporation and such termination is a Qualifying Anticipatory Termination, then commencing immediately after such Termination Date, the provisions of subsections (a) and (b) of this Section 13.2 shall no longer apply and shall be replaced with the following subsection (c):

(c) No-Hire. Grantee agrees that Grantee shall not, for a period of one year after Grantee’s Termination Date, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

13.3 Confidentiality. During Grantee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Grantee shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

13.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 13.4 shall be performed by Grantee without further compensation and shall continue beyond Grantee’s Termination Date.

14. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

14.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the Federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

14.2 Equitable Remedies. A breach of the provisions of any of Sections 13.2, 13.3 or 13.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

14.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 13.2 by legal proceedings, the period during which Grantee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

14.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

14.5 Severability. The restrictions and obligations imposed by Sections 13.2, 13.3, 13.4, 14.1 and 14.7 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations shall remain valid and binding upon Grantee.

14.6 Reform. In the event any of Sections 13.2, 13.3 and 13.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

14.7 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 13.2, 13.3 and 13.4.

14.8 Compliance with U.S. Internal Revenue Code Section 409A. It is the intention of the parties that the Award and the Agreement comply with the provisions of

Section 409A of the U.S. Internal Revenue Code to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A of the U.S. Internal Revenue Code, Grantee agrees that PNC may, without the consent of Grantee, modify the Agreement and the Award to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code or to provide such payments or benefits in a manner that complies with the provisions of Section 409A of the U.S. Internal Revenue Code such that they will not be taxable thereunder.

14.9 Applicable Law; Clawback, Adjustment or Recoupment. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to Federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries, and further, to the extent applicable to Grantee, the Award, and any right to receive and retain any Shares or other value pursuant to the Award, will be subject to rescission, cancellation or recoupment, in whole or in part, if, when and to the extent so provided under PNC’s Incentive Compensation Adjustment and Clawback Policy, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Award Grant Date and to any clawback or recoupment that may be required by applicable law or regulation.

14.10 Subject to the Plan and Interpretations. In all respects the Award and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Award and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Compensation Committee, or its delegate or under the authority of the Compensation Committee, whether made or issued before or after the Award Grant Date.

14.11 Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. The Agreement constitutes the entire agreement between Grantee and PNC with respect to the subject matters addressed herein, and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties concerning the subject matters hereof.

14.12 Modification. Modifications or adjustments to the terms of this Agreement may be made by PNC as permitted in accordance with the Plan or as provided for in this Agreement. No other modification of the terms of this Agreement shall be effective unless embodied in a separate, subsequent writing signed by Grantee and by an authorized representative of PNC.

15. Acceptance of Award; PNC Right to Cancel; Effectiveness of Agreement.

If Grantee does not accept the Award by executing the Agreement and delivering an executed copy of the Agreement to PNC, without altering or changing the terms of the Agreement in any way, within 30 days of receipt by Grantee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Award at any time prior to Grantee’s delivery to PNC of an unaltered and unchanged copy of the Agreement so executed by Grantee. Otherwise, upon such execution and delivery of the Agreement by both PNC and Grantee, the Agreement is effective as of the Award Grant Date.

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10.52 - 2015 Long-Term Incentive Award Program

Stock-Payable Restricted Share Units

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf as of the Award Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ William S. Demchak

Chief Executive Officer

ATTEST:

By:	/s/ Christi Davis

Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

Grantee